SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 11, 2016

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23 2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  The Board of Directors of USA Technologies, Inc. (the “Company”), has appointed Robert L. Metzger to serve as a director of the Company, effective March 11, 2016. Mr. Metzger was appointed to fill the vacancy created by an increase in the size of the Board from six to seven members. As of the date hereof, the Board has not determined on which Board Committee(s) Mr. Metzger will serve.

Since August 2015, Mr. Metzger has been on the faculty of the University of Illinois at Urbana-Champaign College of Business as the Director of the Investment Banking Academy and a lecturer in the Department of Finance. He also serves on the Board of Directors of WageWorks, Inc., where he is a member of the Audit Committee. Mr. Metzger was a partner at William Blair & Company from 2005 to 2015, after joining the firm in 1999. While at the firm, Mr. Metzger served as head of the Technology and Financial Services Investment Banking Groups and completed in excess of one hundred transactions. In addition, he acted as Chairman of the firm's Audit Committee from 2013 to 2015. Mr. Metzger graduated with a Master of Business Administration with concentrations in finance and strategy from Northwestern University’s Kellogg School of Management and a Bachelor of Science degree in Accountancy from the University of Illinois at Urbana-Champaign.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: March 17, 2016	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chairman and Chief Executive Officer